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                                                                    EXHIBIT 10.5


                                January 1, 1996

Mr. Roger Lipton
[Address]

Dear Roger:

     On November 29, 1995, (the "Grant Date") Oratec's Board of Directors granted you an option to purchase 110,000 shares of Oratec's Common Stock (the "Option") and a warrant to purchase 50,000 shares of Oratec's Series B Preferred Stock (the Warrant"). Both the Option and the Warrant contain certain vesting provisions.

     The Board has determined to modify the terms of the Option and the Warrant. In the event of a merger or consolidation of the Company in which the Company is not the surviving corporation or a sale of all or substantially all of the Company's assets (collectively, a "Merger"), the Option and the Warrant shall become fully exercisable immediately prior to the completion of the Merger.

     Please let me know if you have questions regarding the above..

                                        Sincerely,

                                        /s/ Hugh Sharkey
                                        Hugh Sharkey
                                        President and Chief Executive Officer